As filed with the Securities and Exchange Commission on January 20, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOFUEL ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2869 (Primary Standard Industrial Classification Code Number)	20-5952523 (I.R.S. Employer Identification Number)

1600 Broadway, Suite 2200
Denver, CO 80202
Telephone: (303) 640-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark L. Zoeller
1600 Broadway, Suite 2200
Denver, CO 80202
Telephone: (303) 640-6500
(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:
Craig F. Arcella
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Telephone: (212) 474-1000
Fax:  (212) 474-3700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
_____________________________________

CALCULATION OF REGISTRATION FEE

Title of class of		Proposed	Proposed maximum
securities to be	Amount to be	maximum offering	aggregate offering	Amount of
registered	registered	price per unit	price	registration fee(3)
Subscription rights to purchase depositary shares	1,948	(1)	(1)	(1)

Depositary shares representing interests in Series A Non-Voting Convertible Preferred Stock	1,948	$0.56	$1,090.88	$0.13

Common stock, $0.01 par value per share	1,948	(2)	(2)	(2)

(1)  Pursuant to Rule 457(g) of the Securities Act of 1933, as amended, no separate registration fee is required for the subscription rights, since they are being registered in the same registration statement as the depositary shares underlying the subscription rights.
(2)  The depositary shares are, by virtue of the conversion rate of the Series A Non-Voting Convertible Preferred Stock in which they represent interests and the depositary arrangements, effectively convertible into shares of common stock on a one-for-one basis.  Pursuant to Rule 457(i) of the Securities Act of 1933, as amended, where convertible securities and the securities into which conversion is offered are registered at the same time, the registration fee is to be calculated on the basis of the proposed offering price of the convertible securities alone.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

Explanatory Note and Incorporation by Reference

This registration statement on Form S-1 is being filed with respect to the registration of additional subscription rights to purchase depositary shares, additional depositary shares representing interests in series A non-voting convertible preferred stock and additional shares of common stock, $0.01 par value per share, of BioFuel Energy Corp., a Delaware corporation (the “Company”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, as a result of the rounding up of fractional subscription rights as described in the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-169982), initially filed by the Company on October 18, 2010 and declared effective by the Securities and Exchange Commission on December 17, 2010 (the “Registration Statement”). The contents of the Registration Statement are incorporated into this registration statement by reference.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

Part II
Information Not Required in Prospectus

Item 16.  Exhibits

All exhibits filed with or incorporated by reference in Registration Statement No. 333-169982 are incorporated by reference into, and shall be deemed part of, this registration statement, except the following, which are filed herewith.

Number	Description
5.1	Opinion of Cravath, Swaine & Moore LLP
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on January 20, 2011.

BioFuel Energy Corp.,

By:	/s/ Scott H. Pearce
	Name:	Scott H. Pearce
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 20, 2011.

Signature	Title

/s/ Scott H. Pearce	President, Chief Executive Officer and Director
Scott H. Pearce	(Principal Executive Officer)

/s/ Kelly G. Maguire	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Kelly G. Maguire

*	Director, Chairman of the Board
Mark W. Wong

*	Director
Elizabeth K. Blake

*	Director
David Einhorn

Signature	Title

*	Director
Richard I. Jaffee

*	Director
John D. March

*	Director
Ernest J. Sampias

*By:	/s/ Scott H. Pearce
	Name:	Scott H. Pearce
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Number	Description
5.1	Opinion of Cravath, Swaine & Moore LLP
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)